EXHIBIT 4.9

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PINNACLE SYSTEMS, INC.

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (the “Agreement”) is made as of January 2, 2003, by and between Pinnacle Systems, Inc., a California corporation (the “Company”) and Manfred Rürup and Karl Steinberg (each a “Managing Seller” and together the “Managing Sellers”).

1.  Definitions.    As used in this Agreement:

(a) “Common Stock” shall mean shares of common stock of the Company, no par value.

(b) “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

(c) “Form S-3” shall mean such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC which similarly permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(d) “Holder” shall mean (i) a Managing Seller to whom Pinnacle Shares are issued in the Acquisition (as defined below) and pursuant to the Acquisition Agreement (as defined below) or (ii) a transferee of Registrable Securities to whom registration rights granted under this Agreement are assigned pursuant to Section 11 of this Agreement.

(e) “person” shall mean any person, individual, corporation, partnership, trust or other non-governmental agency, court, authority or other body, whether foreign, federal, state, local or otherwise.

(f) “Pinnacle Shares” shall mean the shares of Common Stock of the Company issued to each of the Managing Sellers in connection with the acquisition by the Company of all of the outstanding stock of Steinberg Media Technologies AG (the “Acquisition”) pursuant to the Share Purchase and Transfer Agreement dated December 18, 2002 between the Company, Pinnacle Systems GmbH, Steinberg Media Technologies AG, the Managing Sellers and the other shareholders of Steinberg Media Technologies AG (the “Acquisition Agreement”).

(g) The terms “register,” “registered,” and “registration” shall mean a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

(h) “Registration Expenses” shall mean all expenses incurred in complying with Section 3 of this Agreement, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky

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fees and expenses, accounting fees of the Company and the expense of any special audits incident to or required by any such registration; provided, however, that Registration Expenses shall not include any selling commissions, transfer taxes or fees and disbursements of any Holder’s counsel (which expenses shall be borne by the Holder incurring such expense and not by the Company).

(i) “Registrable Securities” shall mean for each Holder, (A) all of the Pinnacle Shares issued to such Holder pursuant to the Acquisition Agreement and held by such Holder plus (B) all Company shares received by a Holder pursuant to a stock split, stock dividend or other recapitalization of the Company or pursuant to any merger, consolidation or reorganization involving the Company; provided, however, that such shares shall cease to be Registrable Securities at such time as (A) they have been registered for resale pursuant to a prospectus included in the Registration Statement contemplated pursuant to Section 3 hereof, which Registration Statement has been effective for the period specified in Section 3(c); (B) they are otherwise eligible for resale without registration under Rule 144 of the Securities Act within a single 90 day period; or (C) have been sold by a person in a transaction in which the registration rights under Section 3 of this Agreement are not assigned in accordance with this Agreement.

(j) “Registration Statement” shall mean any registration statement (including any preliminary prospectus, prospectus and any amendments (including post-effective amendments) thereof, any supplements and all exhibits thereto and any documents incorporated therein by reference pursuant to the rules and regulations of the SEC), filed by the Company with the SEC under the Securities Act in connection with the provisions of Section 3 of this Agreement.

(k) “SEC” shall mean the United States Securities and Exchange Commission.

(l) “Securities Act” shall mean the United States Securities Act of 1933, as amended.

2.  Acquisition Agreement.    Capitalized terms not otherwise defined herein shall have the meanings given to them in the Acquisition Agreement.

3.  Holder Registration.

(a) As soon as practicable after the Closing of the Acquisition (subject to the delay provisions of Section 5 of this Agreement), the Company shall cause to be prepared and filed with the SEC a Registration Statement on Form S-3 registering the resale of the Pinnacle Shares on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that the SEC adopts) in an ordinary course brokerage or dealer transaction. The offering made pursuant to such registration shall (i) not be underwritten, (ii) not include any securities other than Registrable Securities and (iii) provide for the offer and sale of all Registrable Securities held by those Holders that have provided to the Company the information required pursuant to Section 8 of this Agreement.

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(b) The Company shall use its commercially reasonable efforts to cause such Registration Statement to be declared effective by the SEC as soon as practicable after the filing of the Registration Statement.

(c) Upon and after the declaration of effectiveness of such Registration Statement by the SEC, the Company shall use its commercially reasonable efforts to keep the Registration Statement continuously effective (subject to the right of the Company to suspend the use of the Registration Statement by delivery of a Suspension Notice pursuant to Section 5 of this Agreement) until the earliest to occur of (i) the date on which all Registrable Securities included within such Registration Statement have been sold, (ii) the date on which Holders of all Registrable Securities are able to sell such Registrable Securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act or (iii) the first anniversary of the date of issuance of the Pinnacle Shares.

4.  Company Obligations.    In connection with any registration of Registrable Securities pursuant to Section 3 hereof, the Company shall:

(a) Prepare and file with the SEC such amendments and supplements to a Registration Statement or to the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the sale or other disposition of all Registrable Securities covered by such Registration Statement;

(b) Furnish to each Holder such number of copies of any prospectus (including any preliminary prospectus and any amended or supplemented prospectus) in conformity with the requirements of the Securities Act, and such other documents, as such Holder may reasonably request in order to effect the offering and sale of the Registrable Securities to be offered and sold, but only while Company shall be required under the provisions hereof to cause the Registration Statement to remain effective;

(c) Use its commercially reasonable efforts to register or qualify the Registrable Securities covered by such Registration Statement under applicable securities or blue sky laws of such jurisdictions as each Holder shall reasonably request (provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such jurisdiction where it has not been qualified);

(d) Take all such other action either reasonably necessary or advisable to enable each Holder to consummate the public sale or other disposition of such Registrable Securities in such jurisdictions;

(e) Use its commercially reasonable efforts to cause all Registrable Securities registered pursuant to Section 3 of this Agreement to be listed on the Nasdaq National Market or any other exchange on which the Company’s Common Stock is then listed or quoted;

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(f) Notify each Holder, promptly after it shall receive notice thereof, of the date and time the SEC has declared effective any Registration Statement and each post-effective amendment thereto or the filing of a supplement to any prospectus forming a part of such Registration Statement; and

(g) Notify each Holder of Registrable Securities covered by such Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and, following such notification, promptly deliver to each Holder copies of all amendments or supplements referred to in paragraphs (b) and (c) of this Section 4.

5.  Suspension of Prospectus.    Notwithstanding anything to the contrary herein, in the event (i) of the happening of any Suspension Event (as defined below) or (ii) that, the board of directors of the Company in its good faith judgment deems it advisable to suspend the use of the prospectus for a discrete period of time due to pending material Company developments that have not yet been publicly disclosed and as to which the board of directors of the Company determines in good faith that public disclosure would be materially prejudicial to the Company, the Company shall deliver a certificate in writing, signed by an authorized executive officer of the Company, to the Holders (a “Suspension Notice”) to the effect of the foregoing and that thereafter the use of the prospectus shall be suspended, and the Company, subject to the terms of this Section 5, shall thereafter not be required to maintain the effectiveness or update the Registration Statement. The Company shall use its commercially reasonable efforts to ensure that the use of the prospectus may be resumed as soon as practicable, in the case of suspension under Section 5(i) hereof, and, in the case of a pending material Company development referred to in Section 5(ii) hereof, as soon as, in the good faith judgment of the board of directors of the Company, public disclosure of such pending material Company development would not have a material adverse effect on the Company. Notwithstanding the foregoing, the Company shall not under any circumstances be entitled to exercise its right under this Section 5 to suspend the use of the prospectus as a result of a pending development referred to in Section 5(ii) hereof for more than 30 days in any particular instance and 60 days in the aggregate in any consecutive twelve-month period. The Company shall not be required to specify in the Suspension Notice to the Holders the nature of the event giving rise to the suspension of the use of the prospectus, though it shall be required to restate the standard set forth in this subsection and certify that such standard has been met. A “Suspension Event” shall mean any of the following: (i) any request by the SEC or any other federal or state governmental authority for amendments or supplements to a Registration Statement or related prospectus, (ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement, (iii) the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, and (iv) the existence of any fact or happening of any event which makes any statement of a material fact in the Registration Statement or related prospectus or any document

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incorporated or deemed to be incorporated therein by reference untrue or which would require the Company to make changes in the Registration Statement or prospectus in order that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

6.  Indemnification.    In the event any Registrable Securities are included in a Registration Statement hereunder:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder (excluding Holders who are then directors or officers of the Company), each Holder’s respective officers, directors, partners, members and stockholders, and each person controlling such Holder (as defined in Section 15 of the Securities Act), with respect to which registration, qualification or compliance has been effected pursuant to this Agreement against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any (i) any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or (ii) omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or (iii) violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company or any state securities law applicable to Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and the Company will reimburse (on an as incurred basis) each Holder, each Holder’s respective officers, directors, partners, members and each person controlling such Holder, for any reasonable legal and other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission (or alleged untrue statement or omission) made in reliance upon and in conformity with written information furnished to Company by a Holder and stated to be specifically for use in the Registration Statement, prospectus, offering circular or other document; and provided, further, that the Company will not be liable to any such person or entity with respect to any such untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus that is corrected in the final prospectus filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act (or any amendment or supplement to such prospectus) if the person asserting any such loss, claim, damage or liability purchased securities but was not sent or given a copy of the prospectus (as amended or supplemented) at or prior to the written confirmation of the sale of such securities to such person in any case where such delivery of the prospectus (as amended or supplemented) is required by the

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Securities Act, unless such failure to deliver the prospectus (as amended or supplemented) was a result of the Company’s failure to provide such prospectus (as amended or supplemented).

(b) To the extent permitted by law, each Holder shall indemnify the Company, each of its directors and officers and each person controlling the Company (as defined in Section 15 of the Securities Act) against all claims, losses, damages, and liabilities (or actions in respect thereof) arising out of or based on any (i) untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, prospectus, offering circular or other document; or (ii) omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and will reimburse (on an as incurred basis) the Company and such directors, officers, partners, members, persons, or control persons of Company for any reasonable legal or other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use in the Registration Statement, prospectus, offering circular or other document; provided, however, that the liability of a Holder under this Section 6(b) shall not exceed the gross proceeds from the offering received by such Holder, prior to deduction of any commissions, transfer taxes or other selling expenses incurred with respect to such sale.

(c) Each party entitled to indemnification under this Section 6 (an “Indemnified Party”) shall give written notice to the party required to provide indemnification (an “Indemnifying Party”) promptly after such Indemnified Party has written notice of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense; and provided further that an Indemnified Party shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential conflict of interests between such Indemnified Party and any other party represented by such counsel in the proceeding. The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 6 except to the extent that the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such claim or litigation. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, settle, compromise or consent to entry of any judgment of any pending or threatened claim or litigation in respect of which indemnification may be sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability in respect to such claim or litigation. Any Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense of any claim or litigation brought against such Indemnified Party.

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(d) If the indemnification provided for in this Section 6 is for any reason not available to an Indemnified Party hereunder with respect to any loss, liability, claim, damage, or expense referred to therein as a result of a judicial determination that such indemnification may not be enforced, in such case notwithstanding this Agreement to the contrary, the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or the alleged untrue statement of a material fact or the omission or the alleged omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation and provided, further that the liability of a Holder under this Section 6(d) shall not exceed the proceeds from the offering received by such Holder, prior to deduction of any commissions, transfer taxes or other selling expenses incurred with respect to such sale.

(e) The obligations of the Company and each Holder under this Section 6 shall survive the completion of any offering of Registrable Securities in a Registration Agreement pursuant to this Agreement.

7.  Expenses.    All Registration Expenses incurred in connection with any registration pursuant to Section 3 of this Agreement shall be borne by the Company.

8.  Information by Holder.    Each Holder shall furnish to Company such information regarding such Holder, the Registrable Securities held by it, the manner in which such Holder holds any securities of the Company and the distribution proposed by such Holder as Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

9.  Rule 144 Reporting.    With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the date hereof;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

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(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, as amended; (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested to avail any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

10.  Sale Without Registration.    The Holder of a certificate representing Registrable Securities required to bear the legend in substantially the form set forth in Section 11.2 of the Acquisition Agreement (or any similar legend) by acceptance thereof agrees to comply in all respects with the provisions of this Section 10. Prior to any proposed sale or transfer of any Registrable Securities which shall not be registered under the Securities Act, the holder thereof shall give written notice to the Company of such Holder’s intention to effect such transfer, accompanied by: (i) such information as is reasonably necessary in order to establish that such transfer may be made without registration under the Securities Act; and (ii) except for transfers proposed to be made in accordance with SEC Rule 144 (as in effect at the date hereof and as amended from time to time thereafter) or to any constituent partner of any of the Managing Sellers, at the expense of the Holder or transferee, an unqualified written opinion of legal counsel, satisfactory in form and substance to the Company, to the effect that such transfer may be made without registration under the Securities Act; provided that nothing contained in this Section 10 shall relieve the Company from complying with any request for registration, qualification or compliance made pursuant to the other provisions of Section 3 of this Agreement.

11.  Transfer of Registration Rights.    The rights to cause the Company to register securities granted by the Company under this Agreement may be assigned by a Holder only if: (i) the Company is, prior to such transfer, furnished with written notice of the name and address of the proposed transferee and the Registrable Securities with respect to which such registration rights are being assigned and a copy of a duly executed written instrument in form reasonably satisfactory to the Company by which such transferee assumes all of the obligations and liabilities of its transferor hereunder and agrees itself to be bound hereby and (ii) such assignment includes all of the Registrable Securities then held by the transferor; provided, however, that such the requirement that all of a transferor’s Registrable Securities must be transferred in order to effect a transfer of registration rights hereunder shall not apply to (A) transfers by an entity Holder in a liquidity distribution to its equity holders or (B) transfers by a Holder to spouses and ancestors, lineal descendants, and siblings of such Holders or spouses who acquire Registrable Securities by right, will, or intestate succession, if all such transferees or assignees under (A) or (B) agree in writing to appoint a single representative as their attorney-in-fact for the purpose of receiving any notices and exercising their rights under this Agreement. No transfer of registration rights under this Agreement shall be permitted if immediately following such transfer the disposition of such Registrable Securities by the transferee is not restricted under the Securities Act.

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12.  Termination of Registration Rights.    The registration rights set forth in this Agreement shall terminate with respect to Pinnacle Shares issued pursuant to the Acquisition Agreement (and the right to transfer such Pinnacle Shares pursuant to the Registration Statement under which such Pinnacle Shares were registered shall terminate) immediately upon the earliest to occur of (i) the date on which such shares cease to be Registrable Securities, (ii) the one year anniversary of the issuance of such shares pursuant to the Acquisition Agreement and (iii) the date that all parties hereto agree in writing to so terminate this Agreement; provided, however, that no such termination shall affect (i) any liability of the Company for any prior breach of the registration rights of the Holders set forth herein or (ii) the indemnification obligations of the Company and of a Holder pursuant to Section 6 of this Agreement.

13.  Miscellaneous.

(a) Third Parties.    Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties to this Agreement, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(b) Governing Law.    This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(c) Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d) Severability.    If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement, and the balance of this Agreement shall be enforceable in accordance with its terms.

(e) Notices and Dates.    All notices or other communications required or permitted under this Agreement shall be made in the manner provided in Section 12.4 of the Acquisition Agreement. In the event that any date provided for in this Agreement falls on a Saturday, Sunday or legal holiday, such date shall be deemed extended to the next business day

(f) Amendment and Waiver.    Holders of a majority of the Registrable Securities from time to time outstanding may, with the consent of Company, amend the registration rights granted hereunder by a writing signed by such Holders and the Company.

(g) Entire Agreement.    This Agreement constituted the full and entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, correspondence, agreements, understandings, duties or obligations among the parties with respect to the subject matter hereof.

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In Witness Whereof, the undersigned has executed this Registration Rights Agreement as of the date first above written.

“COMPANY”	PINNACLE SYSTEMS, INC.

	By:	/s/ J. Kim Fennell
		Name:	J. Kim Fennell
		Title:	Chief Executive Officer and President

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In Witness Whereof, the undersigned has executed this Registration Rights Agreement as of the date first above written.

“MANAGING SELLER”	MANFRED RÜRUP

/s/ Manfred Rürup

KARL STEINBERG

/s/ Karl Steinberg

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